Exhibit 99.1

Great Elm Capital Corp. (“GECC”) Raises $13.2 Million of Equity at Net Asset Value

PALM BEACH GARDENS, Florida., December 12, 2024 – Great Elm Capital Corp. (the “Company” or “GECC”), (NASDAQ: GECC), a business development company, announced it issued approximately 1.1 million shares of the Company’s common stock at a current net asset value of $12.06 per share, for an aggregate gross purchase price of $13.2 million, to Summit Grove Partners, LLC (“SGP”).

Great Elm Group, Inc. (“GEG”) made a $3.3 million investment in SGP, further aligning the Company’s investment manager with shareholders.

“We have raised nearly $50 million of equity at net asset value year-to-date, strengthening our platform for future growth and expanding our scale,” said Matt Kaplan, GECC’s Chief Executive Officer. “Since the refresh of management and the board in March 2022, we have nearly doubled our gross net asset value, delivering meaningful value to our shareholders as we continue to expand our portfolio and leverage our infrastructure.”

Jason Reese, GEG’s Chief Executive Officer, said, “GEG remains committed to building and enhancing its credit platform, anchored by GECC. We are excited to support the continued expansion of GECC utilizing the templates from prior capital raises.”

About Great Elm Capital Corp.

GECC is an externally managed business development company that seeks to generate current income and capital appreciation by investing in debt and income generating equity securities, including investments in specialty finance businesses and CLOs.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this communication that are not historical facts are “forward-looking” statements within the meaning of the federal securities laws. These statements are often, but not always, made through the use of words or phrases such as “expect,” “anticipate,” “should,” “will,” “estimate,” “designed,” “seek,” “continue,” “upside,” “potential” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are: conditions in the credit markets, rising interest rates, inflationary pressure, the price of GECC common stock and the performance of GECC’s portfolio and investment manager. Information concerning these and other factors can be found in GECC’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. GECC assumes no obligation to, and expressly disclaims any duty to, update any forward-looking statements contained in this communication or to conform prior statements to actual results or revised expectations except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

This press release does not constitute an offer of any securities for sale.

Media & Investor Contact:

Investor Relations

investorrelations@greatelmcap.com

Source: Great Elm Capital Corp.